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                                                                    EXHIBIT 99.1



                       THERMADYNE HOLDINGS CORPORATION
                           COMPLETES DIVESTITURE OF
                           WEAR RESISTANCE BUSINESS


        St. Louis, Missouri, October 1, 1997 - Thermadyne Holdings Corporation (NASDAQ: TDHC) announced it completed the sale of its Wear Resistance business on September 30, 1997, for $96.0 million consisting of $88.5 million in cash and $7.5 million in assumed long-term liabilities. The purchase price, which is subject to certain post-closing adjustments, differs from the previously announced amount due to certain agreements reached with the buyer between the signing of the definitive agreement and closing.

        Randall E. Curran, Chairman and CEO of Thermadyne, stated, "The divestiture of the Wear Resistance business completes Thermadyne's strategic refocusing around its core cutting and welding activities. With our purchase of GenSet S.p.A. in January 1997, and the recently completed purchase of the welding division of Prestolite Power Corporation, Thermadyne continues its commitment to enhance its global market position as a leading manufacturer of cutting and welding equipment."

        Gleacher NatWest, Inc. acted as financial advisor to Thermadyne on the Wear Resistance divesture.

        Thermadyne, headquartered in St. Louis, is a multinational manufacturer of cutting and welding products. Thermadyne had sales from continuing operations of $439.7 million and $252.9 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

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For more information, contact James H. Tate, Senior Vice President and Chief
Financial Officer, Thermadyne Holdings Corporation, 314-746-2107.